Exhibit 10c.

WINNEBAGO INDUSTRIES, INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

ARTICLE I

PURPOSE

The purpose of the Winnebago Industries, Inc. Executive Deferred Compensation Plan (the “Plan”) is to provide an opportunity for certain officers, highly compensated, and management employees of Winnebago Industries, Inc. to defer the receipt of a portion of their annual cash compensation. It is expected that the Plan will aid in retaining and attracting individuals of exceptional ability by providing such individuals with a means to enhance their standard of living at retirement, and upon the occurrence of certain other events.

ARTICLE II

DEFINITIONS

For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

“Administrator” means the person appointed by the Compensation Committee to administer this Plan.

“Applicant” means the person(s) seeking administrative remedies under Article III.

“Available Investments” shall be those investment alternatives selected by the Compensation Committee.

“Beneficiary” means the person, persons or entity designated by the Participant to receive any benefits payable under this Plan in the event of the Participant’s death. Any Participant Beneficiary designation shall be made on a Beneficiary Designation Form filed with the Administrator pursuant to Article VIII and shall become effective only when received in writing by the Administrator.

“Beneficiary Designation Form” means the form filed with the Administrator pursuant to Article VIII, which may take such form as the Administrator from time to time selects.

“Bonus” means any cash incentive compensation payable to a Participant in addition to the Participant’s Salary prior to reduction for salary deferral contributions under this and other qualified and nonqualified plans maintained or otherwise sponsored by the Company, including (but not limited to) the Company’s 401(k) plan. The Compensation Committee may, from time to time, establish minimum and maximum amounts of Bonus, which may be deferred under the Plan. The current quarterly bonus does not qualify as Performance Based Compensation as defined in this Article II.

“Change in Control” means any event or series of events that would permit a distribution under Section 409A(a)(2)(A)(v) of the Code.

“Claims Administrator” has the meaning set forth in Article III of this Plan.

“Company” means Winnebago Industries, Inc., an Iowa corporation.

“Compensation” means all regular remuneration for services payable by the Company to a Participant in cash during a Plan Year (without reduction for amounts deferred pursuant to the Plan), including (but not limited to) Salary and Bonus.

“Compensation Committee” means the persons selected by the Human Resources Committee of the Board of Directors of the Company to serve as members of the Compensation Committee.

“Deferred Benefit” means the benefit payable to a Participant or Participant’s Beneficiary upon the Participants’ death, Disability, Separation from Service, or upon a Change of Control.

“Deferred Benefit Account” means the accounts established and maintained on the books of account of the Company for each Participant pursuant to Article VI.

“Determination Date” means the last day of each Plan Year or such other date as determined by the Compensation Committee; provided, however, that the date of the occurrence of an event entitling a Participant to a distribution under Article VII of the Plan shall be treated as a Determination Date for that Participant and only for that Participant.

“Disability” means disability as defined in Section 409A(a)(2)(C) of the Code.

“Further Deferral Request” means the agreement filed by a Participant with the Administrator pursuant to Section 7.2.4, which may take such form as the Administrator from time to time selects.

“Investment Election Form” means the form filed with the Administrator pursuant to Article V. Investment Election Forms may take such form as the Administrator from time to time selects.

“Investment Return” means the return on a Participant’s deemed investment of his or her Deferred Benefit Account, determined as of each Determination Date, or, if the Compensation Committee so elects, more frequently. The Compensation Committee shall use any reasonable method it determines appropriate to determine a Participant’s Investment Return.

“Participant” means any officer, highly compensated or management employee who is designated by the Compensation Committee to participate in this Plan and who elects to participate by filing a Participation Agreement as provided in Article IV.

“Participation Agreement” means the agreement filed by a Participant with the Administrator pursuant to Section 4.2, which may take such form as the Administrator from time to time selects; provided, however, that Participation Agreements must, at a minimum, provide the Participant with a mechanism for identifying the percentage or amount of his or her Compensation that is to be deferred under this Plan.

“Performance Based Compensation” has the meaning ascribed to it in the Treasury Regulations issued or proposed to be issued under Section 409A of the Code.

“Performance Period” means the period for which Performance Based Compensation is earned.

“Plan” has the meaning set forth in the introductory paragraph.

“Plan Year” means a twelve month period commencing on January 1 and ending the following December 31, or such part year in which the Plan is in effect.

“Rules” means the Commercial Rules of Arbitration of the American Arbitration Association.

“Salary” means the Participant’s base cash compensation prior to reduction for salary deferral contributions under this and other qualified and nonqualified plans maintained or otherwise sponsored by the Company, including (but not limited to) the Company’s 401(k) plan. The Compensation Committee may, from time to time, establish minimum and maximum amounts of Salary, which may be deferred under the Plan.

“Separation from Service” means any event that would permit a distribution under Section 409A(a)(2)(A)(i) of the Code.

“Specified Employee” has the meaning set forth in Section 409A(a)(2)(B)(i) of the Code.

“Spouse” means a Participant’s wife or husband who was lawfully married to the Participant at the time of the Participant’s death or a determination of Participant’s incompetency.

ARTICLE III

ADMINISTRATION

3.1         Generally. The Plan shall be administered by the Compensation Committee, which may establish such rules and regulations as it deems necessary, interpret the Plan, make factual findings and determinations, and otherwise make all determinations and take such action in connection with the Plan as it, in its sole discretion deems appropriate. The decisions of the Compensation Committee shall be final, conclusive and binding upon all parties and no member of the Compensation Committee shall be liable for any action or determination made in good faith with respect to the Plan and/or Deferred Benefits payable under the Plan. All actions of the Compensation Committee shall, except as otherwise provided herein, be made by a majority vote of the members of the Compensation Committee. The Compensation Committee shall appoint one member to serve as the Administrator of the Plan. The Administrator may be removed and replaced by a majority vote of the other members of the Compensation Committee at any time and for any reason. The Compensation Committee and each person to whom duties and responsibilities have been delegated by the Compensation Committee shall be indemnified and held harmless by the Company against all claims, liabilities, fines, and penalties, and all expenses reasonably incurred by or imposed upon such individuals (including but not limited to reasonable attorneys' fees) which arise as a result of actions or failures to act in connection with the operation, administration and grant of Deferred Benefits under the Plan. Any person acting as or on behalf of the Compensation Committee who is a Participant in the Plan shall abstain from any determination under the Plan with respect to his or her own participation. Any determination required under the Plan with respect to members of the Compensation Committee shall be made by a majority of the disinterested members of the Compensation Committee and, if none, by the Board of Directors of the Company.

3.2	Claims Procedure; Arbitration.

3.2.1

Claims Administrator. The Claims Administrator shall be designated by the Compensation Committee. The Compensation Committee reserves the right to change the Claims Administrator from time to time and to designate a special Claims Administrator when deemed necessary to avoid a conflict of interest.

3.2.2	Claims Denial.

3.2.2.1

Claim for Benefits. If an Applicant does not receive timely payment of any Deferred Benefits that the Applicant believes are due and payable under the Plan, the Applicant may file a claim for benefits by notifying the Claims Administrator in writing. The Claims Administrator may require any Applicant to submit an application therefore in writing, together with such other documents and information as the Claims Administrator may require.

3.2.2.2

Notification of Benefit Determination. The Claims Administrator will notify the Applicant of a benefit determination in writing within a reasonable time. Notification that a claim is wholly or partially denied will normally be given no later than ninety (90) days after receipt of the claim. The notice shall (1) specify the reasons for the adverse decision, (2) refer to the specific provisions of the Plan on which the decision is based, (3) describe any additional material necessary to complete the claim and the reasons that such material is necessary, (4) describe the appeal and review procedures and the applicable time limits, and (5) inform the Applicant of the right to bring an action following review in accordance with Section 3.2.4. Should special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Applicant prior to the expiration of the initial ninety (90) day period. The notice shall indicate the special circumstances requiring an extension of time and the date by which a final decision is expected to be rendered. In no event shall the period of the extension exceed ninety (90) days from the end of the initial ninety (90) day period. Claims not acted upon within the time prescribed herein shall be deemed denied for purposes of proceeding to the review stage.

3.2.3	Appeal and Review of Denied Claims.

3.2.3.1

Review. An Applicant is entitled to have an adverse benefit determination reviewed by the Compensation Committee. The request for review must be in writing and filed with the Claims Administrator no later than sixty (60) days following the Applicant’s receipt of the adverse determination. The Applicant may submit written comments and other information and documents relating to the claim, and have reasonable access to and receive copies of all documents and information relevant to the claim. The Applicant may request a hearing. The Claims Administrator will promptly forward the request for review and the claim file to the Compensation Committee. The decision of the Compensation Committee shall be made promptly, and not later than sixty (60) days after the Compensation Committee’s receipt of a request for review, unless special circumstances require an extension of time for processing. In such a case, a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review.

3.2.3.2

Review Procedure. The Compensation Committee has the discretion to decide whether a hearing shall be held. The Compensation Committee will afford no deference to the Claims Administrator’s decision, and will ensure a full and fair review de novo.

3.2.3.3

Notification of Benefit Determination on Review. The Compensation Committee’s decision will be in writing and sent to the Claims Administrator. The Claims Administrator will then notify the Applicant either by hand delivery or by first class mail within a reasonable time, and normally not later than sixty (60) days after a determination has been made by the Compensation Committee. If the Compensation Committee issues an adverse benefit decision to the Participant or his Beneficiary, the decision shall (1) specify the reasons for the decision, (2) refer to specific plan provisions on which the decision was based, (3) inform the Applicant of the right to review all information reviewed by the Compensation Committee, even information not relied on in making the decision, and (4) inform the Applicant of the right to bring a civil action pursuant to the arbitration provisions of Section 3.2.4.

3.2.4

Arbitration. Subject to prior completion of the claims procedure described above, any claim or controversy arising under the Plan shall be settled by arbitration before a single arbitrator to be held in Cerro Gordo County, Iowa in accordance with the Rules, and any judgment upon the award rendered by the arbitrator may be enforced in any court having competent jurisdiction thereof. The arbitrator shall be selected in accordance with the Rules.

3.2.5	Exhaustion of Remedies. No legal action for benefits under the Plan may be brought unless and until the Applicant has exhausted his remedies under this Article III.

ARTICLE IV

PARTICIPATION - ELECTIONS TO DEFER

4.1          Participation. Participation in the Plan shall be limited to officers, highly compensated or management employees selected by the Compensation Committee who elect to participate in the Plan by filing a Participation Agreement with the Administrator after being notified of such selection.

4.2          Participation Agreements. A Participation Agreement must be filed prior to the 15th day of December immediately preceding the Plan Year in which the Participant’s participation will commence, or such earlier date as required by the Administrator. The election to participate shall be effective on the first day of the Plan Year following receipt by the Administrator of a properly completed and executed Participation Agreement. However, with respect to the first Plan Year of the Plan or with respect to an individual hired or promoted during the Plan Year who thereby becomes eligible to participate herein and who does not currently participate in another “account balance plan” (as defined in Section 409A of the Code and the guidance issued in connection therewith), an initial Participation Agreement may be filed within 30 days of notification to the Participant of his or her eligibility to participate. Such election to participate shall be effective on the first day of the month following the Administrator’s receipt thereof, except that elections not received by the Administrator prior to the 15th day of any calendar month shall be effective no earlier than the first day of the second month following the month of receipt, and elections for any Compensation earned over a period longer than one month shall not be effective until the period subsequent to the one in which such election is filed. Participation Agreements shall be effective for one Plan Year; a new Participation Agreement must be filed by the 15th day of December immediately preceding each Plan Year that the Participant intends to defer his or her Salary or Bonus.

4.3          Bonus Payments. Notwithstanding anything in this Article IV to the contrary, Participation Agreements allowing for the deferral of Performance Based Compensation based upon a performance period of twelve (12) months or more, including Bonus payments, shall not be effective unless filed no later than 6 months before the end of the Performance Period, or such earlier date as selected by the Administrator. The quarterly bonus deferral election must be filed on the Participation Agreement by December 15th of the year preceding the start of the fiscal year.

ARTICLE V

INVESTMENT ELECTIONS

5.1             Investment Designations. Each Participant may designate, on an Investment Election Form, the Available Investments in which his or her Deferred Benefit Account will be deemed invested, and the percentage of his or her Deferred Benefit Account that will be invested in each Available Investment, for purposes of determining the amount of earnings or losses to be credited or debited to his or her Deferred Benefit Account. Such form must be filed with the Administrator. The Compensation Committee may, at any time and for any reason, limit the frequency in which Participants may change their investment designations. If no such limitations are imposed, investment designations may be changed daily. If a Participant fails to designate an Available Investment for all or a portion of the Participant’s Deferred Benefit Account, his or her Deferred Benefit Account will be deemed invested in the JPMorgan Prime Money Market Fund or similar fund selected by the Compensation Committee in its sole and absolute discretion.

5.2              Selection of Investment. The Compensation Committee may, from time to time and in its sole and absolute discretion, select the investments in which a Participant’s Deferred Benefit Account may be deemed invested (“Available Investments”). If the Compensation Committee determines that an investment shall no longer be an Available Investment, it shall notify, in writing, all Participants that have all or a portion of their Deferred Benefit Account invested in such investment of the date that it will no longer be an Available Investment. If a Participant fails to redesignate that portion of his Deferred Benefit Account deemed invested in such investment by the date designated by the Administrator, such portion will be deemed invested in the JPMorgan Prime Money Market Fund or similar fund selected by the Compensation Committee in its sole and absolute discretion.

5.3.            Effect of Designation. Although the Participants may designate the Available Investments in which his or her Deferred Benefit Account will be deemed invested, the Administrator shall not be bound by such designation. The Available Investments are to be used only for purposes of crediting and debiting each Participant’s Deferred Benefit Account with earnings and losses thereon, and shall not be considered or construed in any manner as an actual investment in such item or items.

5.4              Statement of Accounts. The Administrator shall submit to each Participant, as soon as administratively possible after each calendar quarter end, a statement in such form as the Administrator deems appropriate, setting forth the balance of each Participant’s Deferred Benefit Account as of such Determination Date.

5.5              No Guaranteed Return. Each Participant, by filing a Participation Agreement and/or an Investment Election Form, agrees and acknowledges that neither the Company, nor any agent of the Company vested with authority regarding the Plan or having responsibilities associated with the Plan has a duty to maximize or protect the Participant’s deemed return on investment. Each Participant further acknowledges and agrees that neither the Company nor any agent of the Company vested with authority regarding the Plan or having responsibilities associated with the Plan shall be liable for any loss of Deferred Benefits by reason of their selection of investments.

ARTICLE VI

DEFERRED BENEFIT ACCOUNT

6.1         Establishment of Account. A separate Deferred Benefit Account shall be established and maintained for each Plan Year that a Participant participates in the Plan. If so desired, the Compensation Committee may, at any time, establish subaccounts within each Participant’s Deferred Benefit Account. A Participant’s Deferred Benefit Account and any subaccount thereof shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participants pursuant to this Plan. A Participant’s Deferred Benefit Account and any subaccount thereof shall not constitute or be treated as a trust fund of any kind or require the segregation of any assets of the Company.

6.2         Determination of Account. A Participant’s Deferred Benefit Account shall be valued as of each Determination Date.

ARTICLE VII

BENEFITS

7.1         Generally. A Participant shall, upon the first to occur of the following events, be entitled to a payment (a “Deferred Benefit”) equal to the amount of his or her Deferred Benefit Accounts as of the Determination Date coincidental with such event:

7.1.1	Date certain (which must be selected by the Participant in his or her Participation Agreement and which cannot be changed except as otherwise provided in subparagraph 7.2.3);

7.1.2	Separation from Service;

7.1.3	Disability;

7.1.4	Death; or

7.1.5	Change of Control.

7.2         Payment of Benefit. The Company shall pay to the Participant (or the Participant’s Beneficiary), his or her Deferred Benefit in one of the following forms (as elected in the Participation Agreement filed by the Participant with the Administrator):

7.2.1	A lump sum payment; or

7.2.2

A monthly payment of a fixed amount which shall amortize the Participant’s Deferred Benefit in equal monthly payments over a period from 2 to 120 months (as selected by the Participant on his or her Participation Agreement).

7.2.3

In the event of Death, Disability or Change in Control, the Company shall pay to the Participant (or the Participant’s Beneficiary) the total value of his or her Deferred Benefit in a lump sum payment.

In the absence of a Participant’s election under this Section, a Participant’s Deferred Benefit Account shall be paid over a 120 month period in the manner specified in subparagraph 7.2.2.

    7.2.4       Notwithstanding anything in this Article VII or Article IV to the contrary, a Participant may delay the payment of a Deferred Benefit or change the form of payment of a Deferred Benefit by filing a Further Deferral Request with the Administrator. Such request must be made not less than twelve (12) months prior to the date the payment is scheduled to be paid (or in the case of installment payments, twelve (12) months prior to the date the first payment was scheduled to be paid), and shall, if so filed, be effective twelve (12) months after the date on which it is filed with the Administrator. In the case of a Deferred Benefit payable under Sections 7.1.1 and 7.1.2 of this Agreement, the requested delay for payment must be for a period of not less than five (5) years from the date that such payment would have been otherwise made (or in the case of an installment payment, five (5) years from the date the first payment was scheduled to be paid).

    7.2.5       Notwithstanding anything in this Article VII to the contrary or a Participant’s Participation Agreement or Amended Participation Agreement, the Administrator will, no later than the later of (a) the 31st day of December of the calendar year in which the Participant’s Separation from Service occurs or (b) the 15th day of the third month following the Participant’s Separation from Service, pay any amount remaining in the Participant’s Deferred Benefit Account to the Participant in a single lump sum payment if the amount remaining in the Participant’s Deferred Benefit Account is equal to or less than ten thousand dollars ($10,000). The determination by the Administrator to liquidate a Participant’s Deferred Benefit Account in accordance with this Section 7.2.5 shall be final and binding upon the Participant; the Participant shall have no right or power to elect not to receive payments made in accordance with this Section 7.2.

7.3              Commencement of Payments. Payments of any Deferred Benefit in accordance with Section 7.2 shall begin within sixty (60) days following receipt of written notice delivered to the Administrator by a Participant or his or her representative of an event that entitles a Participant (or a Beneficiary) to payments under the Plan.

7.4              Withholding; Payroll Taxes. To the extent required by the law in effect at the time deferrals are made, the Company shall withhold from a Participant’s Compensation any federal, state or local taxes it is required to withhold. To the extent required by law in effect at the time payments of Deferred Benefits are made, the Company shall withhold from a Participant’s Deferred Benefit any federal, state or local taxes it is required to withhold. A Beneficiary, however, may (to the extent allowed by Section 3405(a)(2) of the Code, or any successor provision thereto) elect not to have withholding of federal income tax be made on any Deferred Benefits payable under the Plan.

ARTICLE VIII

BENEFICIARY DESIGNATION

8.1              Beneficiary Designation. Each participant shall have the right, at any time, to designate any person or persons as a Beneficiary or Beneficiaries (both primary as well as contingent) to whom payment under this Plan shall be made in the event of Participant’s death prior to complete distribution of the benefits due to the Participant under the Plan by filing a Beneficiary Designation Form with the Administrator.

8.2              Amendments. A Participant may change his or her Beneficiary or Beneficiaries at any time and for any reason by filing a new Beneficiary Designation Form with the Administrator. The filing of a new Beneficiary Designation Form will cancel all Beneficiary Designations Forms previously filed.

8.3              No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then the Participant’s designated Beneficiary shall be deemed to be the person or persons surviving the Participant in the first of the following classes in which there is a survivor, share and share alike:

8.3.1	The Participant’s surviving Spouse;

8.3.2

The Participant’s living children in equal shares, except that if any of the children predecease the Participant but leave issue surviving, then such issue shall take by right of representation the share their parent would have taken if living;

8.3.3	The personal representative (executor or administrator) of Participant’s estate.

8.4              Effect of Payment. The payment to the deemed Beneficiary of the entire amount owed shall completely discharge the Company’s obligations under this Plan.

ARTICLE IX

AMENDMENT AND TERMINATION OF PLAN

9.1              Amendment. The Company may amend the Plan at any time in whole or in part; however, no amendment shall decrease the amount of any Deferred Benefit Account. In the event the Plan is amended, all Participation Agreements shall, to the extent determined by the Compensation Committee, be subject to the provisions of such amendment as if such amendment were set forth in full therein, without further action or amendment to the Participation Agreements. The Company and each Participant and Beneficiary shall be bound by, and have the benefit of, each and every provision of the Plan, as amended from time to time.

9.2          Section 409A of the Code. The Plan is intended to comply with Section 409A and shall be administered in accordance with and interpreted in a manner consistent with Section 409A of the Code and the Treasury Regulations promulgated thereunder. Notwithstanding anything in the Plan to the contrary, the Company may amend the Plan at any time and in any manner that it, in its sole discretion, deems reasonably necessary to bring the Plan into compliance with the Section 409A of the Code.

9.3              Company’s Right to Terminate. The Company may terminate the Plan at any time if, in its reasonable business judgment, the continuance of the Plan would not be in the best interests of the Company. Upon the termination of the Plan, all Participants under the Plan shall be paid the balance in their Deferred Benefit Accounts in accordance with their Participation Agreements in effect on the date the Plan is terminated and the Plan shall continue only as a means of administering the payment of such amounts.

ARTICLE X

MISCELLANEOUS

10.1            Unsecured General Creditor Status. Participants and their Beneficiaries shall have no legal or equitable rights, interest or claims in any property or assets of the Company, nor shall they be beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Company. Such policies or other assets of the Company shall not he held under any trust for the benefit of Participants or their Beneficiaries or held in any way as collateral security for the satisfaction or discharge of the obligations of the Company under the Plan. Any and all of the Company’s assets and such policies shall be, and remain, the general, unpledged and unrestricted assets of the Company, whether held directly or in a trust. The Company’s obligation under the Plan is and shall be merely an unfunded and unsecured promise of the Company to pay money in the future.

10.2            Nonassignability. Except as expressly allowed herein, neither a Participant nor a Beneficiary nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey (in advance of actual payment) the amounts, if any, payable under the Plan. No part of the amounts payable shall (in advance of actual payment) be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

10.3            Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company and the Participant, and the Participant (or Participant’s Beneficiary) shall have no rights against the Company except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right (i) to be retained in the employ or other service of the Company for any specific length of time, (ii) to interfere with the right of the Company to discipline or discharge the Participant at any time, (iii) to hold any particular position or responsibility with the Company, or (iv) to receive any particular Compensation from the Company.

10.4            Protective Provisions. Each Participant shall cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits under the Plan, by taking such physical examinations as the Company may deem necessary, and by taking such other actions as reasonably may be requested by the Company.

10.5            Incompetent. If the Administrator reasonably determines that any Participant or Beneficiary to whom a benefit is payable under this Plan is unable to care for his or her affairs because of an illness or accident, then any payment due such Participant or Beneficiary (unless prior claim therefore shall have been made by a duly authorized guardian or other legal representative) may be paid, upon appropriate indemnification of the Company, to the person deemed by the Administrator to have current responsibility for the handling of the affairs of such Participant or Beneficiary. Any such payment shall be a payment for the account of the Participant or Beneficiary and shall be a complete discharge of any liability of the Company therefore.

10.6            Governing Law. The provisions of this Plan shall be governed by and construed according to the laws of the State of Iowa.

10.7            Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns.

10.8	Effective Date. This Plan shall become effective as of January 1, 2007.

WINNEBAGO INDUSTRIES, INC.

_____________________________________________

By: __________________________________________

Its: __________________________________________

Date:_________________________________________